EXHIBIT 99.6

                           FORM OF LETTER TO CLIENTS


        Offer To Exchange up to o Units of Limited Partnership Interest
                                      of
                       ALLIANCE CAPITAL MANAGEMENT L.P.
                 For Units of Limited Partnership Interest of
                     Alliance Capital Management L.P. II
            Pursuant to the Exchange Offer Prospectus Dated o, 1999

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     THE EXCHANGE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
    5:00 P.M., NEW YORK CITY TIME, ON o, 1999, UNLESS THE OFFER IS EXTENDED
     (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE").
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                                                                       o, 1999

To Our Clients:

     Enclosed for your consideration are the Exchange Offer Prospectus dated o, 1999 and the related Letter of Transmittal (which together constitute the "Exchange Offer") in connection with the offer by Alliance Capital Management L.P. ("Alliance Holding") to exchange up to o units, each unit representing an assignment of a beneficial interest in limited partnership interests in Alliance Holding (each, an "Alliance Holding Unit"), for units representing limited partnership interests in Alliance Capital Management L.P. II (each, an "Alliance Capital Unit"). To preserve Alliance Holding's listing on the New York Stock Exchange, Alliance Holding will not accept Alliance Holding Units tendered that, if exchanged, would cause Alliance Holding Units to be held by fewer than 1,200 public unitholders. Further, in order to maintain an adequate public float in the trading market for Alliance Holding Units, Alliance Holding will not accept Alliance Holding Units tendered that, if exchanged, would cause fewer than 40 million units to be held by public unitholders immediately following the exchange. "Public unitholders" excludes The Equitable Life Assurance Society of the United States, its affiliates, other holders of more than 2% of the currently outstanding Alliance Holding units and Alliance Holding's executive management. In the event excess units are tendered, Alliance Holding will reject a corresponding number of units on a pro rata basis among all tendering unitholders.

     We are the holder of record of Alliance Holding Units held for your account. A tender of such Alliance Holding Units can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Alliance Holding Units held by us for your account.

     We request instructions as to whether you wish us to tender any or all of the Alliance Holding Units held by us for your account, upon the terms and subject to the conditions set forth in the Exchange Offer Prospectus and the Letter of Transmittal.

     Your attention is invited to the following:

       1. You may exchange each Alliance Holding Unit for one Alliance Capital Unit, subject to the cap on tenders described above.

       2. The Exchange Offer, the proration period and withdrawal rights expire at 5:00 P.M., New York City time, on o, 1999, unless the Exchange Offer is extended.


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       3. The Exchange Offer is not conditioned upon any minimum number of
Alliance Holding Units being tendered for exchange.

       4. Any transfer taxes applicable to the exchange of Alliance Holding Units for Alliance Capital Units pursuant to the Exchange Offer will be paid by Alliance Holding, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     If you wish to have us exchange any or all of your Alliance Holding Units for Alliance Capital Units, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the exchange of your Alliance Holding Units, all such Alliance Holding Units will be tendered for exchange unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf for exchange by the expiration of the Exchange Offer.

     The Exchange Offer is not being made to, nor will tenders for exchange be accepted from or on behalf of, holders of Alliance Holding Units in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions the laws of which require that the Exchange Offer be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of Alliance Holding by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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


                       Instructions with Respect to the
        Offer to Exchange up to o Units of Limited Partnership Interest
                                      of
                       ALLIANCE CAPITAL MANAGEMENT L.P.
                 For Units of Limited Partnership Interest of
                     Alliance Capital Management L.P. II
            Pursuant to the Exchange Offer Prospectus Dated o, 1999

     The undersigned acknowledge(s) receipt of your letter and the enclosed Exchange Offer Prospectus dated o, 1999, and the related Letter of Transmittal (which together constitute the "Exchange Offer"), in connection with the offer by Alliance Capital Management L.P. ("Alliance Holding") to exchange up to o units, each unit representing an assignment of a beneficial interest in a corresponding limited partnership interest in Alliance Holding (each, an "Alliance Holding Unit"), for units representing limited partnership interests in Alliance Capital Management L.P. II (each, an "Alliance Capital Unit").

     The undersigned acknowledges that to preserve Alliance Holding's listing on the New York Stock Exchange, Alliance Holding will not accept Alliance Holding Units tendered that, if exchanged, would cause Alliance Holding Units to be held by fewer than 1,200 public unitholders, and that to maintain an adequate public float in the trading market for Alliance Holding Units, Alliance Holding will not accept Alliance Holding Units tendered that, if exchanged, would cause fewer than 40 million units to be held by public unitholders immediately following the exchange. "Public unitholders" excludes The Equitable Life Assurance Society of the United States, its affiliates, other holders of more than 2% of the currently outstanding Alliance Holding units and Alliance Holding's executive management. In the event excess units are tendered, Alliance Holding will reject a corresponding number of units on a pro rata basis among all tendering unitholders.

     [] By checking this box, all Alliance Holding Units held by us for your account, including fractional Alliance Holding Units, will be tendered for exchange for an equal number of Alliance Capital Units. If fewer than all Alliance Holding Units are to be tendered for exchange, please check the box and indicate below the aggregate number of Alliance Holding Units to be tendered by us.

                 ______________________ Alliance Holding Units

_____________
* Unless otherwise indicated, it will be assumed that all Alliance Holding Units held by us for your account are to be tendered for exchange.


                                   SIGN HERE




______________________________________ ___________________________________

______________________________________ ___________________________________
            Signature(s)

Dated_________________________________ ___________________________________
                                            Please print name(s) and
                                                  addresses here

Account Number________________________ Tax Identification Number___________


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